Exhibit 99-1
Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

Astec Industries Appoints Rebecca Weyenberg as Chief Financial Officer
CHATTANOOGA, Tenn. (November 4, 2019) – Astec Industries, Inc. (Nasdaq: ASTE) announced today that Rebecca Weyenberg will join the company as Chief Financial Officer, effective December 4, 2019.  In this role, she will lead finance strategy, budgeting and planning, accounting, and financial reporting.  Ms. Weyenberg succeeds David Silvious, who will be leaving the Company at the end of the year to pursue other interests.
“I am delighted to welcome Becky to the Astec team at an exciting and pivotal time for our Company,” stated Barry Ruffalo, President and Chief Executive Officer.  “Her leadership, experience and deep financial and operational expertise will help us take full advantage of the many opportunities before us as we pursue our strategic path forward with our aligned strategy for profitable growth – Simplify, Focus and Grow.”
“I am honored and excited to join Astec Industries, including its experienced and talented executive management team,” said Ms. Weyenberg.  “I look forward to helping the Company achieve its strategic objectives and create long-term shareholder and customer value by bringing innovative products and solutions to market.  I also look forward to working alongside David during the transition period.”
Ruffalo continued, “On behalf of everyone at Astec, I would like to thank David for his dedication and leadership during his tenure as our Chief Financial Officer, and we wish him well in his future endeavors.”
Prior to joining Astec, Ms. Weyenberg served as VP Global Financial Operations at Welbilt Inc., a leading global manufacturer of commercial foodservice equipment with annual revenues of approximately $1.6B.  She has held a number of financial leadership roles and possesses a proven track record of implementing financial improvements in both profitability and cash flow while also improving both financial and operational controls and processes.  Prior to joining Welbilt, Ms. Weyenberg led Business Transformation efforts at the AGCO Corporation as its Vice President, Global Processes, Standard and Shared Services.  Ms. Weyenberg holds a Bachelor of Arts degree in Accounting from Carthage College in Kenosha, Wisconsin.
Background
Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; diversified industrial applications and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, specialized industrial products and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, commercial and industrial burners, concrete production and water drilling equipment (Energy Group).